EXHIBIT 4.2

Amended Agreement between:

Robert N. O’Brien
And
New World Batteries, Inc

March 30, 2005

I, Robert Neville O’Brien and New World Batteries, Inc., hereby amend the Agreement between them dated September 20, 2004 as follows:

Robert Neville O’Brien, having the sole ownership, right, title and interest in the Patents and technology set forth on Schedule A attached hereto, agree that New World Batteries, Inc and successor companies will have the exclusive use of US patents listed on Schedule A and U.S. Patents pending in the research areas related to magnetic stirring of electrolytes in any kind of electrochemical cell and any international patents that are granted based on the US patent(s) for the entire life of the patent(s). This agreement includes research in progress utilizing the above method for which patents may be filed in the future. Exclusive use of the patents and work in progress means all commercial and scientific use of the patents, including but not limited to manufacture and sale of products based thereon or the sub-license of the technology.

   Except:

In the event that New World Batteries, Inc or its successor companies becomes insolvent, is wound down, or is unable to carry on business for whatever reason, all rights to the patents revert to my heirs or myself.

In the event that an acceptable takeover offer for NWB is received and approved by the board, Dr. Robert O’Brien agrees to dissolve this agreement and transfer the ownership of all patents in their entirety as provided for in the takeover offer.

/s/ Robert N. O’Brien Robert N. O’Brien For New World Batteries, Inc /s/ Patrick O’Brien Patrick O’Brien CEO

Exhibit A to Amended Agreement dated March 30, 2005

US patent # 6,194,093 (Magnetized Current Collector Plates with a Magnetic Shielding Means) granted February 2001;

US patent # 6,741,440 (Mechanically Pulsed Magnetizer Kit the “O’Brien Magnetizer”) granted May 2004..

US patent # 6,556,424 (Supercapacitor with Magnetized Parts, the “supercapacitor”) granted April 2003.

US patent # 5,051,157/Canada 1,335,442 (Spacer for electrochemical Apparatus) granted September 1991.   US patent # 6,836,098 (Battery Charging Method Using Supercapacitors in Two Stages) granted December 2004.